EXHIBIT 99.1

Tri-Valley Corporation Appoints Michael Stark
As Vice President of Exploration

Bakersfield, CA, June 9, 2010 – Tri-Valley Corporation (NYSE Amex: TIV) today announced the appointment of Michael P. Stark, 61, as Vice President of Exploration, a position that has been vacant at the Company since 2008.  Mr. Stark will have overall responsibility for the Company’s exploration activities, including land management, and will join the executive management team reporting directly to Maston Cunningham, the Company’s Chief Executive Officer.  The appointment is effective immediately.

Mr. Stark has over 35 years of experience with leading oil and gas producers in increasingly responsible positions.  He was most recently Vice President of Exploration and Land for Ivanhoe Energy (USA) Inc., where he worked for 12 years.  In his position at Ivanhoe, he developed a successful California exploration program that resulted in four discoveries over a three year period, and was also responsible for the geotechnical evaluation of Ivanhoe’s Block 20 in Ecuador acquired in 2008.  Prior to Ivanhoe, Mr. Stark spent 20 years at Occidental Oil and Gas Corporation (Oxy), where he served in a variety of positions in the U.S. and abroad that included the United Kingdom and Pakistan.  As Oxy’s Regional Exploration Manager for Europe, Middle East and the Commonwealth of Independent States, he directed an exploration team that discovered over 500 million barrels of oil in the U.K. North Sea, Russia, Oman and the Netherlands.  After leaving Oxy in 1998, Mr. Stark co-founded Diatom Petroleum, a startup exploration company, which was acquired by Ivanhoe Energy in 2000.  He began his career as a geologist with Texaco Incorporated.

“Mike is a strong addition to our management team, bringing a wealth of experience in oil and gas exploration both in California and abroad,” said Mr. Cunningham. “Mike will help Tri-Valley establish an exploration strategy that will complement our current production and development efforts, and also leverage existing leads and prospects generated from our California data library that includes over 25,000 miles of vintage seismic.  He will play a significant role in the Company’s future growth as we continue to focus on maximizing the potential of our existing properties while seeking other projects that are appropriate for Tri-Valley,” added Mr. Cunningham.  “Mike’s hiring is quite timely given the renewed interest in California exploration following Oxy’s large discovery in Kern County last year, and by its recent disclosure that gross potential reserves in the area of its discovery may total 500 million barrels of oil equivalents by the end of 2010.”

Mr. Stark has a B.S. in Geology from the University of California at Los Angeles and a M.S. in Geology from Iowa State University.

About Tri-Valley
Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements which includes such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events and performance to differ materially are risks and uncertainties discussed in "Item IA. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009.

Company Contacts:                             Investor Contacts:                                             Media Contact:
John Durbin                                           Doug Sherk/Jenifer Kirtland                             Chris Gale
(661) 864-0500                                        EVC Group, Inc.                                                  EVC Group, Inc.
jdurbin@tri-valleycorp.com                (415) 896-6820                                                      (646) 201-5431
dsherk@evcgroup.com                                       cgale@evcgroup.com
jkirtland@evcgroup.com